Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE
Penn National Gaming Reports Fourth Quarter Revenues of $1.34 Billion, Net Loss of $92.9 Million,
Adjusted EBITDA of $304.0 Million, and Adjusted EBITDAR of $399.4 Million
- Traditional Debt Reduced by Approximately $70 Million in the Fourth Quarter -
- Company Initiates 2020 Full Year Adjusted EBITDAR Guidance Range of $1.67 Billion to $1.70 Billion -
WYOMISSING, PA (February 6, 2020) - Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) today reported financial results for the three months and year ended December 31, 2019 and initiated 2020 full year guidance.

2019 Fourth Quarter Financial Highlights:

•	Revenues of $1.34 billion, an increase of $185.9 million year over year;

•
Net loss of $92.9 million and net loss margin of 6.9%, principally driven by $173.1 million of impairment losses, as compared to net loss of $42.0 million and net loss margin of 3.6% in the prior year;

•	Adjusted EBITDA of $304.0 million, a decrease of $16.1 million year over year;

•	Adjusted EBITDAR of $399.4 million, an increase of $75.5 million year over year, which exceeded guidance for the fourth quarter;

•	Adjusted EBITDAR margin of 29.8%, marking an increase of 180 basis points year over year;

•	Cash payments to our REIT Landlords under Triple Net Leases of $224.4 million, an increase of $34.0 million year over year; and,

•
Traditional debt decreased by $69.8 million during the quarter, principally due to repayments under our senior secured credit facilities. As of December 31, 2019, our traditional net debt ratio was 2.4x and net leverage on a lease-adjusted basis was 5.5x.

Jay Snowden, President and Chief Executive Officer, commented: “This past year has been transformational for Penn National, our team members and our shareholders and we are proud of what our team has accomplished in 2019. We completed the integration of Pinnacle Entertainment, which added 12 new gaming properties and three new states to our portfolio and over 10,000 new team members to the Penn National family. We accomplished this while achieving record Adjusted EBITDAR, increasing margins, reducing debt, and just as importantly, coming together as one team under one company culture. We were honored to be named the casino industry’s Employer of Choice by Bristol Associates and Spectrum Gaming Group in its most recent survey, ranking ahead of 30 other prominent gaming companies. This demonstrates our ongoing dedication to fostering a service-focused culture that attracts and retains top talent. This is critical to our ability to provide unparalleled gaming entertainment experiences for our guests, which is highlighted in our fourth quarter results.

“Our quarterly Adjusted EBITDAR of $399.4 million exceeded our guidance of $394.5 million, which demonstrates the size and strength of our regional gaming footprint and our focus on execution. Despite new competition in the Northeast, all our segments generated year over year Adjusted EBITDAR growth and margin expansion. We are also starting to see the positive impact of Penn Interactive on the Other segment. Having fully integrated our loyalty program, mychoice, this past year, we are happy to report that we had the highest market share and best margins ever at our properties in Kansas City and St. Louis. This speaks to the power of operating a unified player loyalty program. In addition, our sports betting business has helped drive outsized table games volume and increased food and beverage business revenues. We are very excited about our growth prospects and the recent developments that set us up well for 2020 and beyond.”

Sports Betting / Barstool Sports and iCasino

Mr. Snowden continued: “As previously announced, we entered into an agreement to acquire an approximately 36% equity interest in Barstool Sports, Inc. (“Barstool Sports”), becoming its exclusive gaming partner for a period of up to 40 years. This investment creates a unique opportunity, allowing us to execute on our strategy to evolve from the nation’s largest regional gaming operator to a best-in-class omni-channel provider of retail and online gaming and sports betting entertainment. Barstool Sports is an ideal partner as it will allow us to attract a younger demographic that is complementary to our existing customer base. Barstool Sports’ 66 million monthly unique visitors, its significant reach and the loyalty of its audience will lead to meaningful reductions in customer acquisition and promotional costs. In connection with our partnership, we have the sole right to utilize the Barstool Sports brand for all the Company’s online and retail sports betting and iCasino products. We took a long-term perspective with our investment, retaining 100% of the economics from the retail and online sportsbook, as well as casino and non-gaming revenues. We see meaningful cross-selling opportunities and would expect recently enacted sports betting legislation in states such as Colorado and Michigan to positively impact our brick and mortar business. We anticipate being live with sports betting in these markets as soon as we receive all necessary regulatory approvals. In addition, apart from Nevada, which will be converted by February 2021, we expect our in-house team at Penn Interactive to manage all of Penn National's retail sportsbooks by the end of the first quarter of 2020. Our team of over 50 talented product developers and engineers are creating a best-in-class sports betting app that will introduce our 20 million mychoice customers and Barstool Sports’ 66 million monthly unique visitors to the Barstool Sportsbook brand, expected to be launched in the third quarter of 2020.”

“In regard to our Pennsylvania iCasino app, we have leveraged our land-based database to drive volume to our iCasino platform,” Mr. Snowden commented. “We are pleased with this strategy, which is geared towards increasing handle and minimizing customer acquisition costs. Executing with a focus on operational excellence, we were able to turn a small profit in the fourth quarter despite an onerous 54% tax rate on slot revenues. To date, a significant percentage of online play has been from existing mychoice guests, and more importantly, this business has been incremental to the brick and mortar business. In addition, iCasino has allowed us to reengage with a large portion of inactive mychoice members.”

“Finally, on the sports betting front, we compared the performance of our properties where we launched new sportsbooks in 2019 to their performance in 2018,” Mr. Snowden continued. “The analysis showed that existing guests, who started engaging in sports betting, visited our properties more frequently and contributed to meaningfully higher revenues in 2019 than they did in 2018. At Hollywood Casino Lawrenceburg, for instance, we saw a significant increase in gross gaming revenues, particularly driven by the table games segment. Likewise, our food and beverage business benefited substantially from the introduction of sports betting at this property.”

Pennsylvania Category 4 Casino Projects
“We are proceeding on track with the development of the $120 million Hollywood Casino York and the $111 million Hollywood Casino Morgantown projects (both inclusive of the gaming license fees),” affirmed Mr. Snowden. “We anticipate opening our Morgantown facility in November of this year. As for our York facility, we received final licensing approval from the Pennsylvania Gaming Control Board last December. Our intention is to open the York facility before year-end with 500 slot machines and 24 table games.”

Capital Management
“We continued to de-lever, reducing our traditional debt by approximately $70 million in the fourth quarter. We ended the period with net leverage on a lease-adjusted basis of 5.5x,” said Mr. Snowden. “Our ability to generate significant free cash flow provides us with the financial flexibility to capitalize on attractive investment opportunities, like Barstool Sports, and still focus on de-levering. As such, our goal remains to achieve a lease-adjusted net leverage level of 5.0x by the end of 2020.”

Summary of Fourth Quarter Results

	For the three months ended December 31,
(in millions, except per share data, unaudited)	2019 Actual	2019 Guidance (1)	2018 Actual
Revenues	$1,341.2	$1,350.7	$1,155.3
Net income (loss)	$(92.9)	$43.1	$(42.0)

Adjusted EBITDA (2)	$304.0	$297.6	$320.1
Rent expense associated with triple net operating leases (3)	95.4	96.9	3.8
Adjusted EBITDAR (2)	$399.4	$394.5	$323.9
Cash payments to our REIT Landlords under Triple Net Leases (4)	$224.4	$223.9	$190.4

Diluted earnings (loss) per common share	$(0.80)	$0.37	$(0.37)

(1)	As provided by Penn National on October 31, 2019.

(2)
See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

(3)
Solely comprised of rent expense associated with the operating lease components contained within the Penn Master Lease and the Pinnacle Master Lease (referred to collectively as our “Master Leases”), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease, which we refer to as our “triple net operating leases.” The finance lease components contained within our Master Leases (primarily buildings) are recorded to interest expense (as opposed to rent expense) in accordance with Accounting Standards Codification Topic 842, “Leases.”

(4)
Solely comprised of cash payments made to Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and VICI Properties Inc. (NYSE: VICI) (referred to collectively as our “REIT Landlords”) under the Master Leases, the Meadows Lease, the Margaritaville Lease, and the Greektown Lease (referred to collectively as our “Triple Net Leases”).

Review of 2019 Fourth Quarter Results vs. Guidance

	For the three months ended December 31, 2019
(in millions, unaudited)	Pre-tax	Post-tax
Income, per guidance (1)	$55.3	$43.1

Adjusted EBITDAR favorable variances:
Performance of properties	4.9	3.8
Total Adjusted EBITDAR variances	4.9	3.8

Other favorable (unfavorable) variances:
Interest expense, net	(2.3)	(1.8)
Rent expense associated with triple net operating leases	1.6	1.3
Depreciation and amortization	7.8	6.0
Impairment losses	(173.1)	(133.3)
Cash-settled stock-based awards	(7.2)	(5.6)
Pre-opening and acquisition costs	(6.8)	(5.3)
Insurance recoveries	1.5	1.1
Other	15.4	11.9
Income taxes	—	(14.1)
Loss, as reported	$(102.9)	$(92.9)

(1)	As provided by Penn National on October 31, 2019.

Financial Guidance for the 2020 Full Year
The Company’s full year 2020 Adjusted EBITDAR range reflects the anticipated opening of a competitor’s expansion in Black Hawk, Colorado in late Q1-20/early Q2-20. Guidance excludes any impact related to the Barstool Sports transaction. For 2020, the Company expects:

•	Adjusted EBITDAR range of $1.67 billion to $1.70 billion, which includes costs associated with the launch of our sports betting app;

•	Corporate overhead expenses of $94 million, which is net of allocations to our properties;

•
Cash payments to our REIT Landlords under Triple Net Leases (which continue to be fully tax deductible) in the range of $901 million to $905 million. The low end of the range reflects no escalated rent, while the high end assumes full escalated rent;

•	Maintenance capital expenditures of $199 million;

•	Project capital expenditures for Hollywood Casino York of $57 million;

•	Project capital expenditures for Hollywood Casino Morgantown of $70 million;

•	Cash interest on traditional debt of $105 million;

•	Cash taxes of $60 million; and,

•	A diluted share count of approximately 118 million.
The Company assumes there will be no significant changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its properties into four reportable segments: Northeast, South, West and Midwest.

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2019	2018	2019	2018
Revenues:
Northeast segment (1)	$621.3	$526.1	$2,399.9	$1,891.5
South segment (2)	268.2	208.0	1,118.9	394.4
West segment (3)	158.1	146.6	642.5	437.9
Midwest segment (4)	279.2	264.7	1,094.5	823.7
Other (5)	15.6	9.9	47.5	40.4
Intersegment eliminations (6)	(1.2)	—	(1.9)	—
Total revenues	$1,341.2	$1,155.3	$5,301.4	$3,587.9

Adjusted EBITDAR:
Northeast segment (1)	$180.7	$149.2	$720.8	$583.8
South segment (2)	90.2	60.2	369.8	118.9
West segment (3)	47.8	42.4	198.8	114.3
Midwest segment (4)	102.3	93.2	403.6	294.3
Other (5)	(21.7)	(21.1)	(87.8)	(68.1)
Intersegment eliminations (6)	0.1	—	—	—
Total Adjusted EBITDAR (7)	$399.4	$323.9	$1,605.2	$1,043.2

(1)
The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel (acquired May 23, 2019), Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by Penn, Meadows Racetrack and Casino, and Plainridge Park Casino. The financial information for the year ended December 31, 2018 also includes the Company’s Casino Rama management service contract, which terminated in July 2018.

(2)
The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino (acquired January 1, 2019). Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment.

(3)
The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas, and Zia Park Casino. The financial information for the year ended December 31, 2018 also includes the Company’s investments in and the management contract of Hollywood Casino Jamul-San Diego, which terminated in May 2018.

(4)
The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.

(5)
The Other category consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. The Other category also includes Penn Interactive, which operates our social gaming, internally-branded retail sportsbooks, and iGaming; our management contract for Retama Park Racetrack; and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour (“HPT”). Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consists of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have otherwise been allocated to a property. For the three months and year ended December 31, 2019, corporate overhead costs were $25.1 million and $99.3 million, respectively, as compared to $23.8 million and $80.1 million, respectively, for the three months and year ended December 31, 2018.

(6)	Represents the elimination of intersegment operations, associated with Penn Interactive and HPT.

(7)
As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Supplemental Segment Information - Combined for
the Acquisitions of Pinnacle, Margaritaville, and Greektown
Although Penn National did not own Pinnacle, Margaritaville, or Greektown, during the periods presented below, the Company believes the following financial information is useful to investors to assess the value these transactions bring to the Company and its shareholders.
The following financial information for the three months and year ended December 31, 2018, shows (i) the Company’s reported operating results, (ii) the acquired Pinnacle properties, the acquired Margaritaville and Greektown properties for the pre-acquisition period, and (iii) the combined Company operating results for the pre-acquisition period as if the acquisitions of Pinnacle, Margaritaville, and Greektown, were completed on January 1, 2018. Combined Revenues and Combined Adjusted EBITDAR are non-GAAP financial measures. Further, the financial information below depicts the historical results of Penn National, Pinnacle, Margaritaville, and Greektown, and does not reflect any cost savings or revenue synergies from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from these transactions. See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Combined Revenues and Combined Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

	Revenues
	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined
(in millions, unaudited)	For the three months ended December 31, 2018			For the year ended December 31, 2018
Northeast segment (2)	$526.1	$101.0	$627.1	$1,891.5	$708.9	$2,600.4
South segment	208.0	61.1	269.1	394.4	746.9	1,141.3
West segment	146.6	9.2	155.8	437.9	198.8	636.7
Midwest segment	264.7	14.5	279.2	823.7	304.9	1,128.6
Other	9.9	0.2	10.1	40.4	4.5	44.9
Total	$1,155.3	$186.0	$1,341.3	$3,587.9	$1,964.0	$5,551.9

	Adjusted EBITDAR
	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined
(in millions, unaudited)	For the three months ended December 31, 2018			For the year ended December 31, 2018
Northeast segment (3)	$149.2	$28.0	$177.2	$583.8	$167.2	$751.0
South segment	60.2	16.4	76.6	118.9	229.4	348.3
West segment	42.4	3.4	45.8	114.3	77.3	191.6
Midwest segment	93.2	5.1	98.3	294.3	113.7	408.0
Other	(21.1)	(3.3)	(24.4)	(68.1)	(46.1)	(114.2)
Total (4)	$323.9	$49.6	$373.5	$1,043.2	$541.5	$1,584.7

(1)
The operating results of Pinnacle were derived from historical financial information of Pinnacle, adjusted to exclude the operating results of the four divested properties, and the operating results of Margaritaville and Greektown were derived from historical financial information. In addition, the operating results were adjusted to conform to Penn National’s methodology of allocating certain corporate expenses to properties.

(2)	Revenues specific to Greektown were $82.8 million and $326.8 million for the three months and year ended December 31, 2018, respectively.

(3)	Adjusted EBITDAR specific to Greektown were $24.7 million and $93.0 million for the three months and year ended December 31, 2018, respectively.

(4)
As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR on a consolidated basis and Combined Adjusted EBITDAR are presented outside the financial statements solely as valuation metrics or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2019	2018	2019	2018
Net income (loss)	$(92.9)	$(42.0)	$43.1	$93.5
Income tax expense (benefit)	(10.0)	(43.6)	43.0	(3.6)
Loss on early extinguishment of debt	—	17.2	—	21.0
Income from unconsolidated affiliates	(6.7)	(5.5)	(28.4)	(22.3)
Interest expense, net	133.7	192.7	534.2	538.4
Other expense (income)	(12.8)	5.6	(20.0)	7.1
Operating income	11.3	124.4	571.9	634.1
Stock-based compensation	4.5	3.2	14.9	12.0
Cash-settled stock-based awards variance	7.2	(18.3)	0.8	(19.6)
Loss (gain) on disposal of assets	(2.8)	(0.1)	5.5	3.2
Contingent purchase price	—	(1.3)	7.0	0.5
Pre-opening and acquisition costs	6.8	77.9	22.3	95.0
Depreciation and amortization	97.8	93.2	414.2	269.0
Impairment losses	173.1	34.3	173.1	34.9
Recoveries on loan loss and unfunded loan commitments	—	—	—	(17.0)
Insurance recoveries, net of deductible charges	(1.5)	—	(3.0)	(0.1)
Income from unconsolidated affiliates	6.7	5.5	28.4	22.3
Non-operating items for Kansas JV	0.9	1.3	3.7	5.1
Adjusted EBITDA	304.0	320.1	1,238.8	1,039.4
Rent expense associated with triple net operating leases	95.4	3.8	366.4	3.8
Adjusted EBITDAR	$399.4	$323.9	$1,605.2	$1,043.2
Net income (loss) margin	(6.9)%	(3.6)%	0.8%	2.6%
Adjusted EBITDAR margin	29.8%	28.0%	30.3%	29.1%

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure
to Combined Adjusted EBITDAR

(in millions, unaudited)	For the three months ended December 31, 2018	For the year ended December 31, 2018
Net income (loss)	$(42.0)	$93.5
Income tax benefit	(43.6)	(3.6)
Loss on early extinguishment of debt	17.2	21.0
Income from unconsolidated affiliates	(5.5)	(22.3)
Interest expense, net	192.7	538.4
Other expense	5.6	7.1
Operating income	124.4	634.1
Pinnacle, Margaritaville, and Greektown Adjusted EBITDAR, pre-acquisition	49.6	541.5
Stock-based compensation	3.2	12.0
Cash-settled stock-based awards variance	(18.3)	(19.6)
Loss (gain) on disposal of assets	(0.1)	3.2
Contingent purchase price	(1.3)	0.5
Pre-opening and acquisition costs	77.9	95.0
Depreciation and amortization	93.2	269.0
Impairment losses	34.3	34.9
Recoveries on loan loss and unfunded loan commitments	—	(17.0)
Insurance recoveries, net of deductible charges	—	(0.1)
Income from unconsolidated affiliates	5.5	22.3
Non-operating items for Kansas JV	1.3	5.1
Combined Adjusted EBITDA	369.7	1,580.9
Rent expense associated with triple net operating leases	3.8	3.8
Combined Adjusted EBITDAR (1)	$373.5	$1,584.7

(1)	See the “Non-GAAP Financial Measures” section below for more information, including the definition of Combined Adjusted EBITDAR.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	For the three months ended December 31,		For the year ended December 31,
(in millions, except per share data, unaudited)	2019	2018	2019	2018
Revenues
Gaming	$1,083.5	$929.0	$4,268.7	$2,894.9
Food, beverage, hotel, and other	257.7	226.3	1,032.7	629.7
Management service and license fees	—	—	—	6.0
Reimbursable management costs	—	—	—	57.3
Total revenues	1,341.2	1,155.3	5,301.4	3,587.9
Operating expenses
Gaming	582.7	508.2	2,281.8	1,551.4
Food, beverage, hotel and other	172.2	155.2	672.7	439.3
General and administrative	304.1	240.0	1,187.7	618.9
Reimbursable management costs	—	—	—	57.3
Depreciation and amortization	97.8	93.2	414.2	269.0
Impairment losses	173.1	34.3	173.1	34.9
Recoveries on loan loss and unfunded loan commitments	—	—	—	(17.0)
Total operating expenses	1,329.9	1,030.9	4,729.5	2,953.8
Operating income	11.3	124.4	571.9	634.1
Other income (expenses)
Interest expense, net	(133.7)	(192.7)	(534.2)	(538.4)
Income from unconsolidated affiliates	6.7	5.5	28.4	22.3
Loss on early extinguishment of debt	—	(17.2)	—	(21.0)
Other	12.8	(5.6)	20.0	(7.1)
Total other expenses	(114.2)	(210.0)	(485.8)	(544.2)
Income (loss) before income taxes	(102.9)	(85.6)	86.1	89.9
Income tax benefit (expense)	10.0	43.6	(43.0)	3.6
Net income (loss)	(92.9)	(42.0)	43.1	93.5
Less: Net loss attributable to non-controlling interest	0.4	—	0.8	—
Net income (loss) attributable to Penn National	$(92.5)	$(42.0)	$43.9	$93.5

Earnings (loss) per common share:
Basic earnings (loss) per common share	$(0.80)	$(0.37)	$0.38	$0.96
Diluted earnings (loss) per common share	$(0.80)	$(0.37)	$0.37	$0.93

Weighted-average basic shares outstanding	115.2	113.6	115.7	97.1
Weighted-average diluted shares outstanding	115.2	113.6	117.8	100.3

Selected Financial Information
Balance Sheet Data

	December 31,
(in millions, unaudited)	2019	2018
Cash and cash equivalents (1)	$437.4	$479.6

Bank debt (1)	$1,896.5	$1,907.9
Notes	399.4	399.3
Other long-term obligations (2)	89.2	105.0
Total traditional debt (3)	$2,385.1	$2,412.2

Traditional net debt	$1,947.7	$1,932.6

(1)	The December 31, 2018 balance includes a $100.0 million draw on our revolving credit facility in order to close the acquisition of Margaritaville Resort Casino on January 1, 2019.

(2)
Other long-term obligations as of December 31, 2019 primarily include $76.4 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $12.6 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

(3)	Amounts are inclusive of debt discount and debt issuance costs of $33.9 million and $41.2 million, respectively.
Kansas Entertainment Distributions
The Company’s definitions of Adjusted EBITDA and Adjusted EBITDAR add back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment.

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2019	2018	2019	2018
Cash flow distributions	$7.0	$5.4	$29.0	$27.0
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2019	2018	2019	2018
Cash payments to our REIT Landlords under Triple Net Leases (1)	$224.4	$190.4	$869.8	$537.4
Cash payments related to income taxes, net	$0.9	$0.6	$21.8	$24.4
Cash paid for interest on traditional debt	$20.2	$15.4	$120.7	$66.3
Maintenance capital expenditures	$47.0	$34.9	$165.5	$89.7

(1)
The three months and year ended December 31, 2019 include the following lease payments: $83.0 million and $328.6 million, respectively, relating to the Pinnacle Master Lease; $6.7 million and $26.4 million, respectively, relating to the Meadows Lease; $5.8 million and $23.1 million, respectively, relating to the Margaritaville Lease; and $13.9 million and $33.8 million, respectively, relating to the Greektown Lease. Lease payments related to the Penn Master Lease are included in all periods presented.

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDAR margin, Combined Revenues, and Combined Adjusted EBITDAR. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries and deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening and acquisition costs; and other income or expenses. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within the Penn Master Lease and Pinnacle Master Lease (primarily land), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.
Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly-used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.
We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.
We define Combined Revenues as revenues of Penn National, Pinnacle, Margaritaville, and Greektown, assuming that Pinnacle, Margaritaville, and Greektown were a part of Penn National during the historical periods beginning on January 1, 2018. Combined Revenues is being presented solely as supplemental disclosure, as this is a method that management reviews and uses to analyze the performance of its business and to compare operating results between accounting periods. Management believes that Combined Revenues is useful to investors because it is an indicator of the strength and performance of the ongoing business and for evaluating the historical results of Penn National, Pinnacle, Margaritaville, and Greektown on a combined basis assuming Pinnacle, Margaritaville, and Greektown were a part of the Company for the historical periods beginning on January 1, 2018. Further, the combined company results depict the historical results of Penn National, Pinnacle, Margaritaville, and Greektown and do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from these transactions.
We define Combined Adjusted EBITDAR as Adjusted EBITDAR on a consolidated basis of Penn National, Pinnacle, Margaritaville, and Greektown, assuming that Pinnacle, Margaritaville, and Greektown, were a part of Penn National during the previous historical periods beginning on January 1, 2018. Management believes that Combined Adjusted EBITDAR is useful to investors because it depicts the historical results of Penn National, Pinnacle, Margaritaville, and Greektown, on a combined basis assuming Pinnacle, Margaritaville, and Greektown, were a part of the Company for the historical periods beginning on January 1, 2018. Further, the combined company results depict the historical results of Penn National, Pinnacle, Margaritaville, and Greektown, and do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from these transactions. Combined Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. The Company does not provide reconciliations of Adjusted EBITDA and Adjusted EBITDAR to net income (loss) on a forward-looking basis because the Company is unable to forecast the amount or significance of certain items required to develop meaningful comparable GAAP financial measures without unreasonable efforts. These items include gains or losses on sale or consolidation transactions, accelerated depreciation, impairment charges, gains or losses on retirement of debt, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from the Company’s calculations of Adjusted EBITDA and Adjusted EBITDAR.
Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the above presented “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.

Conference Call, Webcast and Replay Details
Penn National is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. The conference call number is 212-231-2910. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.
This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. The Company operates 41 facilities in 19 jurisdictions. In total, Penn National Gaming’s facilities feature approximately 50,500 gaming machines, 1,300 table games and 8,800 hotel rooms. The Company also offers social online gaming through Penn Interactive and has a leading customer loyalty program with 20 million customers.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition, including our ability to reduce our debt; expectations for our properties or our development projects, including the expected openings of our Pennsylvania Category 4 Casino Projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations with regard to the impact of competition in online sports betting, iGaming and retail sportsbooks as well as the potential impact of this business line on our existing businesses; the potential benefits of the investment in Barstool Sports, including the benefits for the Company’s online and retail sports betting and iCasino products, the expected financial returns from the transaction with Barstool Sports; the performance of our partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and retail sportsbooks and the impact of any such actions; and our expectations regarding economic and consumer conditions. As a result, actual results may vary materially from expectations.

Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our properties, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our properties (as recently occurred with the new Illinois legislation) or the award of additional gaming licenses proximate to our properties as recently occurred with the new Illinois legislation); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and video gaming terminals (“VGTs”) in bars and truck stops); the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the impact of weather, including flooding, hurricanes and tornadoes; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our interactive segment grows); with respect to our interactive gaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and retail sportsbooks; the Company may not be able to achieve the expected financial returns related to the Barstool Sports transaction, the closing of the Barstool Sports transaction may be delayed or may not occur at all, for reasons beyond our control, the Company may not be able to satisfy the closing conditions of the Barstool Sports transaction on a timely basis or at all, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the Company and Barstool Sports to terminate any of the transaction agreements between the companies; our ability to obtain timely regulatory approvals required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and retail sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings, our ability to establish key partnerships, our ability to generate meaningful returns and the risks inherent in any new business; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business; with respect to our proposed Pennsylvania Category 4 casinos in York and Berks counties, risks relating to construction and our ability to achieve our expected budgets, timelines and investment returns, including the ultimate location of other gaming facilities in the Commonwealth of Pennsylvania; and the ability to realize the anticipated financial results and synergies as a result of such acquisitions, potential adverse reactions or changes to business or employee relationships, including those resulting from the transactions; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.